CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 79 to the registration statement on Form N-1A (File No. 811-07237 and 33-56339) (“Registration Statement”) of our report dated November 10, 2006, relating to the financial statements and financial highlights appearing in the September 30, 2006 Annual Report of Putnam International New Opportunities Fund, a series of Putnam Investment Funds, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial highlights" and "Independent Registered Public Accounting Firm and Financial Statements" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Boston, Massachusetts
January 22, 2007